SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G*

Under the Securities Exchange Act of 1934
(Amendment No.__)*

Elbit Imaging Ltd.
(Name of Issuer)

Ordinary Shares, par value NIS 1.00 per share
(Title of Class of Securities)

IL0010811169**
(CUSIP Number)

February 21, 2014
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 22 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is IL0010811169.

CUSIP No. IL0010811169	Schedule 13G	Page 2 of 22 Pages

1	NAMES OF REPORTING PERSONS M. H. Davidson & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,455,190
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,455,190
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,455,190
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.26%
12	TYPE OF REPORTING PERSON PN

CUSIP No. IL0010811169	Schedule 13G	Page 3 of 22 Pages

1	NAMES OF REPORTING PERSONS Davidson Kempner Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,109,612
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,109,612
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,109,612
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.92%
12	TYPE OF REPORTING PERSON PN

CUSIP No. IL0010811169	Schedule 13G	Page 4 of 22 Pages

1	NAMES OF REPORTING PERSONS Davidson Kempner Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,836,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,836,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,836,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.14%
12	TYPE OF REPORTING PERSON PN

CUSIP No. IL0010811169	Schedule 13G	Page 5 of 22 Pages

1	NAMES OF REPORTING PERSONS Davidson Kempner International, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,683,131
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,683,131
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,683,131
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.11%
12	TYPE OF REPORTING PERSON CO

CUSIP No. IL0010811169	Schedule 13G	Page 6 of 22 Pages

1	NAMES OF REPORTING PERSONS Davidson Kempner Distressed Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 18,640,634
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 18,640,634
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,640,634
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.37%
12	TYPE OF REPORTING PERSON PN

CUSIP No. IL0010811169	Schedule 13G	Page 7 of 22 Pages

1	NAMES OF REPORTING PERSONS Davidson Kempner Distressed Opportunities International Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 29,172,498
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 29,172,498
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,172,498
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.27%
12	TYPE OF REPORTING PERSON CO

CUSIP No. IL0010811169	Schedule 13G	Page 8 of 22 Pages

1	NAMES OF REPORTING PERSONS Davidson Kempner Capital Management LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 77,897,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 77,897,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,897,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.08%
12	TYPE OF REPORTING PERSON PN

CUSIP No. IL0010811169	Schedule 13G	Page 9 of 22 Pages

1	NAMES OF REPORTING PERSONS Thomas L. Kempner, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 77,897,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 77,897,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,897,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.08%
12	TYPE OF REPORTING PERSON IN

CUSIP No. IL0010811169	Schedule 13G	Page 10 of 22 Pages

1	NAMES OF REPORTING PERSONS Anthony A. Yoseloff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 77,897,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 77,897,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,897,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.08%
12	TYPE OF REPORTING PERSON IN

CUSIP No. IL0010811169	Schedule 13G	Page 11 of 22 Pages

1	NAMES OF REPORTING PERSONS Conor Bastable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 77,897,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 77,897,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,897,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.08%
12	TYPE OF REPORTING PERSON IN

CUSIP No. IL0010811169	Schedule 13G	Page 12 of 22 Pages

1	NAMES OF REPORTING PERSONS Avram Z. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 77,897,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 77,897,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,897,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.08%
12	TYPE OF REPORTING PERSON IN

CUSIP No. IL0010811169	Schedule 13G	Page 13 of 22 Pages

Item 1(a).	NAME OF ISSUER:

Elbit Imaging Ltd. (the "Company")

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

5 Kinneret Street, Bnei Brak, Israel

Item 2(a).	NAME OF PERSON FILING:

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i)	M. H. Davidson & Co., a New York limited partnership ("CO"). M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company, is the general partner of CO. DKCM (as defined below) is responsible for the voting and investment decisions of CO;

(ii)	Davidson Kempner Partners, a New York limited partnership ("DKP"). MHD Management Co., a New York limited partnership ("MHD"), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP.

(iii)	Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP"). Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP;

(iv)	Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL"). Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company, is the investment manager of DKIL. DKCM is responsible for the voting and investment decisions of DKIL;

(v)	Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF"). DK Group LLC, a Delaware limited liability company, is the general partner of DKDOF. DKCM is responsible for the voting and investment decisions of DKDOF;

(vi)	Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands exempted company ("DKDOI"). DK Management Partners LP, a Delaware limited partnership, is the investment manager of DKDOI. DKCM is responsible for the voting and investment decisions of DKDOI;

CUSIP No. IL0010811169	Schedule 13G	Page 14 of 22 Pages

(vii)	Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment manager to each of CO, DKP, DKIP, DKIL, DKDOF and DKDOI ("DKCM") either directly or by virtue a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing member of DKCM are Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan Blackwell, Patrick W. Dennis and Gabriel T. Schwartz; and

(viii)	Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman through DKCM, are responsible for the voting and investment decisions relating to the securities held by CO, DKP, DKIP, DKIL, DKDOF and DKDOI reported herein.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Item 2(c).	CITIZENSHIP:

(i)	CO - a New York limited partnership

(ii)	DKP – a New York limited partnership

(iii)	DKIP – a Delaware limited partnership

(iv)	DKIL – a British Virgin Islands corporation

(v)	DKDOF- a Delaware limited partnership

(vi)	DKDOI - a Cayman Islands exempted company

(vii)	DKCM – a Delaware limited partnership

(viii)	Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman – United States

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Ordinary Shares, par value NIS 1.00 per share (the "Ordinary Shares")

Item 2(e).	CUSIP NUMBER:

The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is IL0010811169.

CUSIP No. IL0010811169	Schedule 13G	Page 15 of 22 Pages

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act,

(b)	☐	Bank as defined in Section 3(a)(6) of the Act,

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,

(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,

(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

(f)	☐	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

(g)	☐	Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

(h)	☐	Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	Non-U.S. institution in accordance with Rule 13-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________________

Item 4.	OWNERSHIP.

The percentages used in this Schedule 13G are calculated based upon 553,134,519 Ordinary Shares outstanding as of February 20, 2014, as reported in the Company's Form 6-K filed on February 20, 2014.

A.	CO
	(a)	Amount beneficially owned: 1,455,190 Ordinary Shares.
	(b)	Percent of class: 0.26%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 1,455,190 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 1,455,190 Ordinary Shares.

CUSIP No. IL0010811169	Schedule 13G	Page 16 of 22 Pages

B.	DKP
	(a)	Amount beneficially owned: 5,109,612 Ordinary Shares.
	(b)	Percent of class: 0.92%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 5,109,612 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 5,109,612 Ordinary Shares.

C.	DKIP
	(a)	Amount beneficially owned: 11,836,535 Ordinary Shares.
	(b)	Percent of class: 2.14%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 11,836,535 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 11,836,535 Ordinary Shares.

D.	DKIL
	(a)	Amount beneficially owned: 11,683,131 Ordinary Shares.
	(b)	Percent of class: 2.11%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 11,683,131 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 11,683,131 Ordinary Shares.

E.	DKDOF
	(a)	Amount beneficially owned: 18,640,634 Ordinary Shares.
	(b)	Percent of class: 2.27%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 18,640,634 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 18,640,634 Ordinary Shares.

F.	DKDOI
	(a)	Amount beneficially owned: 29,172,498 Ordinary Shares.
	(b)	Percent of class: 5.27%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 29,172,498 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 29,172,498 Ordinary Shares.

G.	DKCM
	(a)	Amount beneficially owned: 77,897,600 Ordinary Shares.
	(b)	Percent of class: 14.08%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 77,897,600 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0

CUSIP No. IL0010811169	Schedule 13G	Page 17 of 22 Pages

(iv)	Shared power to dispose or direct the disposition: 77,897,600 Ordinary Shares.

H.	Thomas L. Kempner, Jr.
	(a)	Amount beneficially owned: 77,897,600 Ordinary Shares.
	(b)	Percent of class: 14.08%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 77,897,600 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 77,897,600 Ordinary Shares.

I.	Anthony A. Yoseloff
	(a)	Amount beneficially owned: 77,897,600 Ordinary Shares.
	(b)	Percent of class: 14.08%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 77,897,600 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 77,897,600 Ordinary Shares.

J.	Conor Bastable
	(a)	Amount beneficially owned: 77,897,600 Ordinary Shares.
	(b)	Percent of class: 14.08%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 77,897,600 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 77,897,600 Ordinary Shares.

K.	Avram Z. Friedman
	(a)	Amount beneficially owned: 77,897,600 Ordinary Shares.
	(b)	Percent of class: 14.08%.
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 77,897,600 Ordinary Shares.
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 77,897,600 Ordinary Shares.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

CUSIP No. IL0010811169	Schedule 13G	Page 18 of 22 Pages

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. IL0010811169	Schedule 13G	Page 19 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct

DATED: February 26, 2014	m.h. davidson & Co.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

davidson kempner partners
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DAVIDSON KEMPNER institutional partners, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	President

davidson kempner international, ltd.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

CUSIP No. IL0010811169	Schedule 13G	Page 20 of 22 Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

Davidson Kempner Capital Management LP

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable

CUSIP No. IL0010811169	Schedule 13G	Page 21 of 22 Pages

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: February 26, 2014	m.h. davidson & Co.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

davidson kempner partners
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DAVIDSON KEMPNER institutional partners, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	President

davidson kempner international, ltd.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

CUSIP No. IL0010811169	Schedule 13G	Page 22 of 22 Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

Davidson Kempner Capital Management LP

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable